HARSCO CORPORATION
COMPUTATION OF NET INCOME PER COMMON SHARE
(dollars in thousands except per share)

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                                                                  3 MONTHS ENDED SEPT. 30         9 MONTHS ENDED SEPT. 30
                                                                  1994            1993            1994           1993

Income before cumulative effect of accounting change              $    22,338     $    18,258     $    58,513     $    64,696

Cumulative effect of a change in accounting for income taxes                -               -               -           6,802
                                                                   __________      __________      __________      __________

Net income                                                        $    22,338     $    18,258     $    58,513     $    71,498
                                                                   __________      __________      __________      __________
                                                                   __________      __________      __________      __________

Average shares of common stock outstanding used to compute
  earnings per common share                                        25,150,174      24,803,813      25,093,574      25,061,193

Additional common shares to be issued assuming exercise of
  stock options, net of shares assumed reacquired                      79,399         139,024          93,336         164,653
                                                                   __________      __________      __________      __________

Shares used to compute dilutive effect of stock options            25,229,573      24,942,837      25,186,910      25,225,846
                                                                   __________      __________      __________      __________
                                                                   __________      __________      __________      __________

Fully diluted income per share before cumulative
  effect of accounting change                                     $      0.88     $      0.73     $      2.32     $      2.56

Fully diluted income per share of cumulative effect
  of change in accounting for income taxes                                  -               -               -            0.27
                                                                   __________      __________      __________      __________

Fully diluted net income per common share                         $      0.88     $      0.73     $      2.32     $      2.83
                                                                   __________      __________      __________      __________
                                                                   __________      __________      __________      __________

Income per share before cumulative effect of accounting change    $      0.89     $      0.74     $      2.33     $      2.58

Income per share of cumulative effect of change in accounting
  for income taxes                                                          -               -               -            0.27
                                                                   __________      __________      __________      __________

Net income per common share                                       $      0.89     $      0.74     $      2.33     $      2.85
                                                                   __________      __________      __________      __________
                                                                   __________      __________      __________      __________
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